Exhibit 23.2

Consent of Independent Auditor

The Board of Directors

Worthington Armstrong Venture:

We consent to the incorporation by reference in the registration statements (Form S-8 No. 033-57981) pertaining to the Worthington Industries, Inc. Deferred Profit Sharing Plan; (Form S-3 No. 333-48627) pertaining to the Worthington Industries, Inc. Dividend Reinvestment and Stock Purchase Plan; (Form S-8 No. 033-38486) pertaining to the Worthington Industries, Inc. Amended and Restated 1990 Stock Option Plan; (Form S-8 No. 333-42849) pertaining to the Worthington Industries, Inc. Amended and Restated 1997 Long-Term Incentive Plan; (Form S-8 No. 333-52628) pertaining to the Worthington Industries, Inc. Amended and Restated 2000 Stock Option Plan for Non-Employee Directors; (Form S-8 No. 333-109619) pertaining to the Worthington Industries, Inc. Amended and Restated 2003 Stock Option Plan; (Form S-8 No. 333-137614) pertaining to the Worthington Industries, Inc. Amended and Restated 2006 Equity Incentive Plan for Non-Employee Directors; (Form S-8 No. 333-126177) pertaining to the Dietrich Industries, Inc. Salaried Employees’ Profit Sharing Plan; and (Form S-8 No. 333-126183) pertaining to the Worthington Industries, Inc. Retirement Savings Plan for Collectively Bargained Employees, of our report dated February 20, 2009, with respect to the consolidated balance sheets of Worthington Armstrong Venture and subsidiaries (a general partnership) as of December 31, 2008 and 2007, and the related consolidated statements of income, partners’ equity (deficit) and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in Exhibit 99.1 to the May 31, 2009 annual report on Form 10-K of Worthington Industries, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

July 30, 2009